Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CSX Corporation 401(k) Plan of our reports (a) dated February 12, 2020, with respect to the consolidated financial statements of CSX Corporation and the effectiveness of internal control over financial reporting of CSX Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, and (b) dated June 21, 2019, with respect to the financial statements and schedule of the CSX Corporation 401(k) Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2018, both filed with the Securities and Exchange Commission.

Jacksonville, Florida	/s/ Ernst & Young LLP
May 29, 2020